Exhibit 99.1

Descrypto Holdings, Inc. Announces Ticker Symbol Change to “DSRO” on OTC Markets

West Palm Beach, FL. April 11, 2022 – Descrypto Holdings, Inc. (formerly W Technologies, Inc.), (Descrypto” or the “Company”) (OTC: DSRO) a diversified NFT and blockchain holding company is pleased to announce that it has received notification from the Financial Industry Regulatory Authority (FINRA) for the issuance of its new trading symbol. At the open of market trading tomorrow, April 12, 2022, the Company’s quotation on OTC Markets will new trading symbol “DSRO”. This accompanies the previously reported corporate name change from W Technologies, Inc.to Descrypto Holdings, Inc.

“We are very pleased to have our new stock symbol which more accurately reflects our corporate brand and is in keeping with our growth strategy to build a leading NFT and blockchain infrastructure holding company” said Howard Gostfrand, CEO of Descrypto Holdings, Inc.

No action is required by the Company’s current shareholders as a result of this change. The Company’s common stock will continue to be listed on OTC Markets and the CUSIP will remain unchanged.

Descrypto Holdings, Inc. is a diversified NFT and blockchain platform and holding company. We are focused on NFT and blockchain infrastructure providing investors an opportunity to invest directly into the emerging industry with exponential growth opportunities. Descrypto is focused on delivering shareholder value by acquiring and developing high-quality companies and key personnel while increasing the value and adoption of blockchain technologies worldwide.

For more information visit: www.descrypto.io.

Investor Contact

Howard Gostfrand, CEO

hgostfrand@descrypto.io